UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2009

SPECTRUMDNA, INC.
(Exact name of registrant as specified in its charter)

Commission file number 333-148883

Delaware	20-4880377
(State or other jurisdiction	(I.R.S. Employer
of incorporation or	Identification No.)
organization)

1700 Park Avenue, Suite 2020
P.O. Box 682798
Park City, Utah	84068
(Address of principal	(Zip Code)
executive offices)

Registrant’s  telephone number, including area code:    (435) 658-1349

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On April 13, 2009, the Board of Directors of SpectrumDNA, Inc. (the “Company”) elected Rebecca D. Hershinger Chief Financial Officer of the Company, effective immediately.  Concurrent with this appointment, the Company granted options to Ms. Hershinger to purchase an aggregate of 1,000,000 shares of common stock with an exercise price of $0.17 per share.  These stock options were granted pursuant to the Company’s 2008 Equity Incentive Plan.  The options have a ten year term and are subject to a vesting period of 48 months.

Ms. Hershinger, age 35, has been an employee of the Company since July 2008 serving as Vice President of Finance and Corporate Development. Prior thereto, and from 2007 to 2008, she provided financial and strategy consulting services to Kurt Salmon Associates and SpectrumDNA, Inc.  Prior to that, from 1999 to 2005, Ms. Hershinger held various positions as Metro-Goldwyn-Mayer, Inc., serving most recently as Vice President of Finance and Corporate Development.  From 1995 to 1998, she worked at J.P. Morgan in the Investment Banking and Global Credit Risk Management divisions.  She holds a Bachelor of Science in Business Administration from Georgetown University and a Masters of Business Administration in Finance from The Wharton School, University of Pennsylvania.

Ms. Hershinger does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Ms. Hershinger and any other person pursuant to which she was selected as an officer, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Ms. Hershinger, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUMDNA, INC. (Registrant)

Dated: April 17, 2009	By:	/s/ James A. Banister
James A. Banister,
Chief Executive Officer

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